Exhibit 99.1

Tesoro Logistics LP Reports Second Quarter 2015 Results

•	Net income of $72 million, or $0.60 per diluted common limited partner unit

•	Adjusted EBITDA up 121% to $155 million

•	Pro forma distributable cash flow up 112% to $108 million

•	Raised quarterly distribution 17% from prior year to $0.7225 per limited partner unit

•	Expect Rockies natural gas business to contribute $275 million EBITDA in 2015

•	Expect to deliver $640 million to $680 million of EBITDA in 2015

SAN ANTONIO - August 5, 2015 - Tesoro Logistics LP (NYSE:TLLP) today reported second quarter 2015 net income of $72 million, or $0.60 per diluted common limited partner unit compared to net income of $31 million, or $0.45 per diluted common limited partner unit in the second quarter 2014. Adjusted EBITDA for the second quarter 2015 was $155 million, up $85 million or 121% from the second quarter 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
($ in millions)		(Includes Predecessor)		(Includes Predecessor)
Operating Income
Gathering	$45	$12	$79	$23
Processing	24	—	48	—
Terminalling and Transportation	55	40	117	93
Total Segment Operating Income	$124	$52	$244	$116
Net Income	$72	$31	$146	$73

Adjusted EBITDA (a)
Gathering	$63	$13	$119	$26
Processing	35	—	81	—
Terminalling and Transportation	71	61	149	127
Total Segment Adjusted EBITDA (a)	$169	$74	$349	$153

EBITDA (a)	$154	$67	$309	$144
Adjusted EBITDA (a)	$155	$70	$323	$145
Distributable Cash Flow (a)	$89	$51	$202	$117
Pro Forma Distributable Cash Flow (a) (b)	$108	$51	$238	$117

Total distributions to be paid	$81	$42	$151	$81
Pro Forma Distribution Coverage Ratio (b) (c)	1.33x	1.20x	1.57x	1.45x
_____________

(a)
For more information on EBITDA, Adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow, see “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

(b)
Reflects the adjustment to include the noncontrolling interest in QEP Midstream Partners, LP (“QEPM”) as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015.

(c)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. For the three and six months ended June 30, 2015, the Distribution Coverage Ratio was 1.10x and 1.34x, respectively. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

“TLLP announced another strong quarter of earnings growth supported by increased revenues and volumes in our crude oil and natural gas gathering and processing businesses,” said Greg Goff, Chairman and Chief Executive Officer of TLLP’s general partner. “Terminalling and Transportation volumes were impacted by downtime at Tesoro’s Salt Lake City refinery in the second quarter. With strong product demand and Tesoro returning to higher utilization rates in the third quarter, we expect increased volume growth in this business.”

Pro forma distributable cash flow for the second quarter 2015 was $108 million, up $57 million or 112% from the second quarter 2014. Although TLLP completed the merger of QEPM in July, pro forma distributable cash flow reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM with TLLP occurred on January 1, 2015. On July 23, 2015, the Company announced its quarterly cash distribution of $0.7225 per limited partner unit or $2.89 on an annualized basis. The declared distribution represents a 17% increase over the second quarter 2014 distribution of $0.615 per limited partner unit paid in August 2014. This also represents the 17th consecutive quarterly increase of approximately 4% or more. Pro forma distribution coverage ratio was 1.33 times.

Second Quarter 2015 Financial and Operational Segment Results

Gathering
The Gathering segment generated $89 million of revenue in the second quarter 2015 driven by a 20% sequential increase in crude oil gathering volumes and a 5% sequential increase in natural gas gathering volumes. Revenue was up $62 million from $27 million in the second quarter 2014. Adjusted EBITDA for the Gathering segment totaled $63 million in the second quarter 2015, up $50 million from the second quarter 2014.

Processing
The Processing segment generated $67 million of revenue in the second quarter 2015 driven by an 11% sequential increase in fee-based processing volumes and a 12% sequential increase in NGL processing throughput. Volumes and throughput increased due to higher production and optimization of the Company’s processing plant capabilities. Adjusted EBITDA for the Processing segment totaled $35 million in the second quarter 2015.

Terminalling and Transportation
The Terminalling and Transportation segment generated $119 million of revenue in the second quarter 2015, compared to $106 million in the second quarter 2014. The year-over-year increase in revenue can be attributed to contributions from the two West Coast Logistics Asset drop downs and increased third-party volumes. Adjusted EBITDA for the Terminalling and Transportation segment totaled $71 million in the second quarter 2015, up $10 million from the second quarter 2014.

Capital Expenditures
Capital expenditures for the second quarter 2015 totaled $77 million. This includes $62 million of growth capital, of which approximately $5 million was reimbursed and $15 million of maintenance capital, of which approximately $2 million was reimbursed.

Strategic Update

TLLP completed the integration of the Rockies natural gas business in May and the merger of QEPM in July. Through this merger, the Company exchanged approximately seven million new TLLP common units for the remaining public portion of QEPM. Based on combined value of the acquisition of the Rockies natural gas business for $2.5 billion and the approximately $400 million value for the QEPM merger, TLLP expects to realize an implied multiple of approximately ten times EBITDA in its first full calendar year of ownership.

During the first half of 2015, the Rockies natural gas business contributed $141 million of adjusted EBITDA including $66 million in the second quarter. The business delivered approximately $14 million of synergies in the first half and TLLP now forecasts delivery of $25 million for the full year. The Company anticipates its Rockies natural gas business to contribute $275 million EBITDA in 2015.

TLLP maintains its expectation to invest growth capital of $380 million, net of reimbursements in 2015. This includes projects in the Company’s crude oil gathering business to expand the capacity and capabilities of its High Plains Pipeline system in core production areas. Additionally, the Company plans to begin two organic growth projects in the Rockies. These projects will expand compression in the Pinedale basin to capture volumes from improved drilling productivity and expand gathering, compression and processing systems in the Uinta basin to support new drilling activity. The Company continues to estimate full year 2015 maintenance capital of $40 million, net of reimbursements.

TLLP expects Tesoro to offer the opportunity to acquire crude oil and refined product storage and pipeline assets in Los Angeles in the fourth quarter of 2015, which could add $50 million to $75 million of annual EBITDA. TLLP anticipates full year 2015 EBITDA of $640 million to $680 million.

Public Invited to Listen to Analyst Conference Call
At 11:00 a.m. CT on August 6, 2015, TLLP will broadcast, live, its conference call with analysts regarding second quarter 2015 and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tesorologistics.com.

About Tesoro Logistics LP
Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning expectations regarding strong product demand and high refinery utilization by customers resulting in higher Terminalling and Transportation volumes in the third quarter; expectations regarding continued volume growth for the Rockies natural gas business; EBITDA contributions and capture of synergies from the Rockies natural gas business; achievement of implied acquisition multiples for the acquisition of the Rockies natural gas business; organic expansion projects, including expected benefits, capacities, capital requirements and timing; expectations regarding capital spending and reimbursements; anticipated offer of assets from Tesoro and the benefits, including EBITDA expectations, of any such acquisition; and EBITDA expectations for 2015. For more information concerning factors that could affect these statements see our annual report on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Results of Operations (Unaudited)

Factors Affecting Comparability

During 2014, we entered into transactions with Tesoro and Tesoro Logistics GP, LLC (“TLGP”), our general partner, pursuant to which TLLP acquired from Tesoro three truck terminals, ten storage tanks, two rail loading and unloading facilities and a refined products pipeline (the “West Coast Logistics Assets”) effective July 1, 2014 for the terminals, storage tanks and rail facilities and effective September 30, 2014 for the refined products pipeline.

These transactions are collectively referred to as the “West Coast Logistics Assets Acquisition” and were transfers between entities under common control. Accordingly, the 2014 financial information of TLLP contained herein has been retrospectively adjusted to include the historical results of the assets acquired in the West Coast Logistics Assets Acquisition for the periods presented. We refer to the historical results of the West Coast Logistics Assets prior to its acquisition date as our “Predecessor.” Our financial results may not be comparable as our Predecessor recorded revenues, general and administrative expenses and financed operations differently than the Partnership. We entered into the Third Amended and Restated Omnibus Agreement (the “Amended Omnibus Agreement”) in connection with the West Coast Logistics Assets Acquisition.

On December 2, 2014, we acquired QEP Field Services, LLC (“QEPFS”), which included an approximate 56% limited partner interest in QEPM and 100% of the limited liability company interests of QEPM’s general partner, QEP Midstream Partners GP, LLC from QEP Resources, Inc. (collectively the “Rockies Natural Gas Business Acquisition”). See “Factors Affecting the Comparability of Our Financial Results” in our Annual Report on Form 10-K for the year ended December 31, 2014 for more information on the impact of the Rockies Natural Gas Business Acquisition and the acquisition of the West Coast Logistics Assets from Tesoro. As a result of the Rockies Natural Gas Business Acquisition, we introduced a new reporting segment (Processing) and acquired natural gas gathering operations which we have presented within our Gathering segment.

Non-GAAP Financial Measures

We define EBITDA as net income before loss attributable to Predecessors, depreciation and amortization expenses, net interest and financing costs and interest income. We define adjusted EBITDA as EBITDA plus or minus amounts determined to be “special items” by our management based on their unusual nature and relative significance to earnings in a certain period. We define Distributable Cash Flow as adjusted EBITDA plus or minus amounts determined to be “special items” by our management based on their relative significance to cash flow in a certain period. We define Pro Forma Distributable Cash Flow as Distributable Cash Flow plus or minus adjustments for the acquisition of noncontrolling interest in connection with the Merger. We have updated our presentation of these measures to now include noncontrolling interest in these calculations. Management uses EBITDA and Adjusted EBITDA to manage our operations and business as a whole without regard to amounts attributable to noncontrolling interests. We provide complete reconciliation and discussion of items identified as special items and prior periods have been adjusted to conform to current presentation. EBITDA, adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow are not measures prescribed by accounting principles generally accepted in the United States of America (“U.S. GAAP”) but are supplemental financial measures that are used by management and may be used by external users of our financial statements, such as industry analysts, investors, lenders and rating agencies, to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The U.S. GAAP measures most directly comparable to EBITDA and adjusted EBITDA are net income and net cash from operating activities. EBITDA and adjusted EBITDA should not be considered as an alternative to U.S. GAAP net income or net cash from operating activities. EBITDA and adjusted EBITDA have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash from operating activities.The U.S. GAAP measure most directly comparable to Distributable Cash Flow and Pro Forma Distributable Cash Flow is net income.

These non-GAAP financial measures should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, because they may be defined differently by other companies in our industry, thereby diminishing their utility.

TESORO LOGISTICS LP
RESULTS OF OPERATIONS
(Unaudited) (In millions, except unit and per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
		(Includes Predecessor)		(Includes Predecessor)
REVENUES
Gathering	$89	$27	$166	$52
Processing	67	—	134	—
Terminalling and Transportation	119	106	238	208
Total Revenues	275	133	538	260
COSTS AND EXPENSES
Operating and maintenance expenses, net (a)	94	55	180	100
General and administrative expenses	28	13	53	23
Depreciation and amortization expenses	44	17	88	33
Net gain on asset disposals and impairments	—	—	—	(4)
Total Costs and Expenses	166	85	321	152
OPERATING INCOME	109	48	217	108
Interest and financing costs, net (b)	(38)	(17)	(75)	(35)
Equity in earnings of unconsolidated affiliates	1	—	4	—
NET INCOME	$72	$31	$146	$73

Loss attributable to Predecessors	—	3	—	4
Net income attributable to noncontrolling interest	(6)	—	(16)	—
Net income attributable to partners	66	34	130	77
General partner’s interest in net income, including incentive distribution rights	(17)	(8)	(31)	(15)
Limited partners’ interest in net income	$49	$26	$99	$62

Net income per limited partner unit:
Common - basic	$0.60	$0.45	$1.23	$1.15
Common - diluted	$0.60	$0.45	$1.23	$1.14
Subordinated - basic and diluted	$—	$0.45	$—	$1.13

Weighted average limited partner units outstanding:
Common units - basic	80,742,221	46,911,533	80,497,573	43,070,111
Common units - diluted	80,810,838	47,012,424	80,564,247	43,169,298
Subordinated units - basic and diluted	—	7,543,627	—	11,377,957

Cash distributions per unit paid during period (c)	$0.6950	$0.5900	$1.3625	$1.1550
_____________

(a)
Operating and maintenance expenses includes imbalance settlement gains of $2 million and $3 million for the three months ended June 30, 2015 and 2014, respectively, and $4 million and $5 million for the six months ended June 30, 2015 and 2014, respectively. Also includes reimbursements pursuant to the Amended Omnibus Agreement of $9 million and $5 million for the three months ended June 30, 2015 and 2014, respectively, and $15 million and $10 million for the six months ended June 30, 2015 and 2014, respectively.

(b)
The increase in net interest and financing costs during the three and six months ended June 30, 2015 compared to the three and six months ended June 30, 2014 is primarily related to the increase in outstanding debt as a result of the issuance of the senior notes used to fund the Rockies Natural Gas Business Acquisition.

(c)	On July 23, 2015, we declared a quarterly cash distribution of $0.7225 per limited partner unit for the second quarter of 2015.

TESORO LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
		(Includes Predecessor)		(Includes Predecessor)

Reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to Net Income attributable to partners:
Net income	$72	$31	$146	$73
Loss attributable to Predecessor	—	3	—	4
Depreciation and amortization expenses, net of Predecessor expense	44	16	88	32
Interest and financing costs, net of capitalized interest	38	17	75	35
EBITDA (d)	$154	$67	$309	$144
Net gain on asset disposals and impairments	—	—	—	(4)
Acquisition costs included in general and administrative expenses (e)	1	—	1	—
Billing of deficiency payments (f)	—	—	13	—
Inspection and maintenance expenses associated with the Northwest Products System	—	3	—	5
Adjusted EBITDA (d)	$155	$70	$323	$145
Interest and financing costs, net	(38)	(17)	(75)	(35)
Maintenance capital expenditures, net (g)	(15)	(5)	(24)	(7)
Other adjustments for noncontrolling interest (h)	(12)	—	(20)	—
Net income attributable to noncontrolling interest	(6)	—	(16)	—
Change in deferred revenue	(1)	1	4	1
Amortization of debt issuance costs	2	1	4	2
Reimbursement for maintenance capital expenditures (g)	2	1	3	1
Unit-based compensation expense	2	—	3	—
Proceeds from sale of assets	—	—	—	10
Distributable Cash Flow (d)	$89	$51	$202	$117
Pro forma adjustment for acquisition of noncontrolling interest (i)	19	—	36	—
Pro Forma Distributable Cash Flow (d)	$108	$51	$238	$117

Reconciliation of EBITDA to Net Cash from Operating Activities:
Net cash from operating activities	$70	$17	$222	$86
Interest and financing costs, net	38	17	75	35
Changes in assets and liabilities	53	32	21	18
Amortization of debt issuance costs	(2)	(1)	(4)	(2)
Unit-based compensation expense	(2)	—	(3)	—
Earnings from unconsolidated affiliates, net of distributions	(3)	—	(2)	—
Predecessor impact	—	2	—	3
Net gain on asset disposals and impairments	—	—	—	4
EBITDA (d)	$154	$67	$309	$144
_____________

(d)	See “Non-GAAP Financial Measures” for a definition of EBITDA, adjusted EBITDA, Distributable Cash Flow and Pro Forma Distributable Cash Flow.

(e)	Reflects acquisition costs included in general and administrative expenses primarily related to the the merger of QEPM into TLLP.

(f)
Several of our contracts contain minimum volume commitments that allow us to charge the customer a deficiency payment if the customer’s actual throughput volumes are less than its minimum volume commitments for the applicable period. During the six months ended June 30, 2015, we invoiced customers for deficiency payments. We did not recognize $13 million of revenue related to the billing period as it represented opening balance sheet assets for the Rockies Natural Gas Business Acquisition; however, TLLP is entitled to the cash receipt from such billing. The timing and amount of deficiency billings vary based on actual shortfall and terms under the applicable agreements.

(g)
Maintenance capital expenditures include expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets. Maintenance capital expenditures included in the Distributable Cash Flow calculation are presented net of Predecessor amounts.

(h)
Adjustments represent cash distributions in excess of (or less than) our controlling interest in income and depreciation as well as other adjustments for depreciation and maintenance capital expenditures applicable to the noncontrolling interest obtained in the Rockies Natural Gas Business Acquisition.

(i)	Reflects the adjustment to include the noncontrolling interest in QEPM as controlling interest based on the pro forma assumption that the merger of QEPM into TLLP occurred on January 1, 2015.

TESORO LOGISTICS LP
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions, except volumes, revenue per barrel and revenue per MMBtu)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
OPERATING SEGMENTS

GATHERING
Pipeline:
Crude oil gathering pipeline throughput (bpd)	186,815	108,848	173,337	103,449
Average crude oil gathering pipeline revenue per barrel (j)	$1.71	$1.34	$1.80	$1.34
Crude oil gathering pipeline revenues	$30	$13	$57	$25
Trucking:
Crude oil gathering trucking volume (bpd)	45,459	46,884	45,691	45,798
Average crude oil gathering trucking revenue per barrel (j)	$3.32	$3.23	$3.28	$3.21
Crude oil gathering trucking revenues	$13	$14	$27	$27
Gas gathering (k):
Gas gathering throughput (thousands of MMBtu/d)	1,071	—	1,046	—
Average gas gathering revenue per MMBtu (j)	$0.48	$—	$0.43	$—
Gas gathering revenues	$46	$—	$82	$—
Total Revenues	$89	$27	$166	$52
Costs and Expenses:
Operating and maintenance expenses	24	14	47	25
General and administrative expenses	3	—	6	1
Depreciation and amortization expenses	17	1	34	3
Total Costs and Expenses	44	15	87	29
GATHERING SEGMENT OPERATING INCOME	$45	$12	$79	$23

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
		(Includes Predecessor)		(Includes Predecessor)
PROCESSING (k)
NGL sales
NGL processing throughput (bpd)	7,796	—	7,366	—
Average keep-whole fee per barrel of NGL (j)	$35.14	$—	$33.60	$—
NGL processing revenues	$25	$—	$45	$—
Fee-based processing:
Fee-based processing throughput (thousands of MMBtu/d)	768	—	729	—
Average fee-based processing revenue per MMBtu (j)	$0.36	$—	$0.40	$—
Fee-based processing revenues	$24	$—	$53	$—
Other processing revenues	$18	$—	$36	$—
Total Revenues	$67	$—	$134	$—
Costs and Expenses:
Operating and maintenance expenses	30	—	60	—
General and administrative expenses	2	—	4	—
Depreciation and amortization expenses	11	—	22	—
Total Costs and Expenses	43	—	86	—
PROCESSING SEGMENT OPERATING INCOME	$24	$—	$48	$—

TERMINALLING AND TRANSPORTATION
Terminalling:
Terminalling throughput (bpd) (l)	912,881	913,355	915,202	907,375
Average terminalling revenue per barrel (j) (l)	$1.10	$0.95	$1.10	$0.94
Terminalling revenues	$92	$79	$182	$155
Pipeline transportation:
Pipeline transportation throughput (bpd) (l)	800,971	812,649	809,596	814,901
Average pipeline transportation revenue per barrel (j) (l)	$0.38	$0.36	$0.38	$0.36
Pipeline transportation revenues	$27	$27	$56	$53
Total Revenues	$119	$106	$238	$208
Costs and Expenses:
Operating and maintenance expenses	40	41	73	75
General and administrative expenses	8	9	16	14
Depreciation and amortization expenses	16	16	32	30
Net gain on asset disposals and impairments	—	—	—	(4)
Total Costs and Expenses	64	66	121	115
TERMINALLING AND TRANSPORTATION SEGMENT OPERATING INCOME	$55	$40	$117	$93
_____________

(j)
Management uses average revenue per barrel and average revenue per MMBtu to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate these measures; other companies may calculate these in different ways. We calculate average revenue per barrel as revenue divided by total throughput (barrels). We calculate average revenue per MMBtu as revenue divided by total throughput (MMBtu). We calculate average keep-whole fee per barrel as revenue divided by total throughput (barrels). Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered as an alternative to segment operating income, revenues and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

(k)	Processing and gas gathering operations were acquired in the Rockies Natural Gas Business Acquisition on December 2, 2014.

(l)	The Terminalling and Transportation segment includes predecessor results of operations and volumes related to the West Coast Logistics Assets from January 1, 2014 through June 30, 2014.

TESORO LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Gathering Segment Adjusted EBITDA to Operating Income:
Gathering segment operating income	$45	$12	$79	$23
Depreciation and amortization expenses	17	1	34	3
Equity in earnings of unconsolidated affiliates	1	—	4	—
Gathering Segment EBITDA (d)	63	13	117	26
Billing of deficiency payment (f)	—	—	2	—
Gathering Segment Adjusted EBITDA (d)	$63	$13	$119	$26

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Reconciliation of Processing Segment Adjusted EBITDA to Operating Income:
Processing segment operating income	$24	$—	$48	$—
Depreciation and amortization expenses	11	—	22	—
Processing Segment EBITDA (d)	35	—	70	—
Billing of deficiency payment (f)	—	—	11	—
Processing Segment Adjusted EBITDA (d)	$35	$—	$81	$—

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
		(Includes Predecessor)		(Includes Predecessor)
Reconciliation of Terminalling and Transportation Segment Adjusted EBITDA to Operating Income:
Transportation and terminalling segment operating income	$55	$40	$117	$93
Loss attributable to Predecessor	—	3	—	4
Depreciation and amortization expenses, net of Predecessor expense	16	15	32	29
Terminalling and Transportation Segment EBITDA (d)	71	58	149	126
Net gain on asset disposals and impairments	—	—	—	(4)
Inspection and maintenance expenses associated with the Northwest Products System	—	3	—	5
Terminalling and Transportation Segment Adjusted EBITDA (d)	$71	$61	$149	$127

TESORO LOGISTICS LP
SELECTED FINANCIAL DATA
(Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Capital Expenditures (m)		(Includes Predecessor)		(Includes Predecessor)
Growth	$62	$43	$119	$67
Maintenance (g)	15	5	24	7
Total Capital Expenditures	$77	$48	$143	$74

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Capital Expenditures, net of reimbursements (m)		(Includes Predecessor)		(Includes Predecessor)
Growth	$57	$38	$110	$60
Maintenance (g)	13	4	21	6
Total Capital Expenditures	$70	$42	$131	$66
_____________

(m)
Total capital expenditures for the three and six months ended June 30, 2014 includes spending related to the Predecessor prior to each respective acquisition date. These expenditures were primarily for maintenance capital projects and were less than $1 million for both the three and six months ended June 30, 2014.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
		(Includes Predecessor)		(Includes Predecessor)
General and Administrative Expenses
Gathering	$3	$—	$6	$1
Processing	2	—	4	—
Terminalling and Transportation	8	9	16	14
Unallocated	15	4	27	8
Total General and Administrative Expenses	$28	$13	$53	$23

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Distributions to the partners of TLLP
Limited partner’s distributions on common units	$64	$34	$120	$66
General partner’s distributions	2	1	3	2
General partner’s incentive distribution rights	15	7	28	13
Total distributions to be paid	$81	$42	$151	$81

Distribution Coverage Ratio (n)	1.10x	1.20x	1.34x	1.45x
Pro Forma Distribution Coverage Ratio (n)	1.33x	1.20x	1.57x	1.45x
_____________

(n)
The Distribution Coverage Ratio is calculated as Distributable Cash Flow divided by total distributions to be paid for the respective periods. The Pro Forma Distribution Coverage Ratio is calculated as Pro Forma Distributable Cash Flow divided by total distributions to be paid for the respective periods.

TESORO LOGISTICS LP
BALANCE SHEET DATA
(Unaudited) (In millions)

	June 30, 2015	December 31, 2014
Cash and cash equivalents	$13	$19
Debt, net of unamortized issuance costs (o)	2,586	2,544
_____________

(o)
Total debt, net of unamortized issuance costs includes $299 million and $260 million of borrowings outstanding under our revolving credit facility as of June 30, 2015 and December 31, 2014, respectively. We have retrospectively adjusted the December 31, 2014 balance to be reflected net of unamortized issuance costs to conform to current year presentation.

TESORO LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

Reconciliation of EBITDA to Net Income:	Rockies Natural Gas Business EBITDA attributable to TLLP
	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015

Net income	$43	$81
Add: Depreciation and amortization expenses	23	47
EBITDA (d)	66	128
Add: Billing of deficiency payment	—	13
Adjusted EBITDA (d)	$66	$141

Reconciliation of Forecasted 2015 Annual EBITDA to Forecasted Net Income:	Rockies Natural Gas Business 2015 Annual Expected EBITDA attributable to TLLP

Forecasted net income	$57
Add: Depreciation and amortization expenses	132
Add: Interest and financing costs, net	86
Forecasted Annual EBITDA (d)	$275

Reconciliation of Annual Expected EBITDA to Forecasted Net Income:	Tesoro Logistics LP Annual Expected EBITDA Contribution from Drop Down

Forecasted net income	$ 28 - 53
Add: Depreciation and amortization expenses	2
Add: Interest and financing costs, net	20
Annual Expected EBITDA (d)	$ 50 - 75

Reconciliation of Forecasted 2015 Base Annual EBITDA to Forecasted Net Income:	Tesoro Logistics LP Annual Expected EBITDA

Forecasted net income	$ 288 - 328
Add: Depreciation and amortization expenses	202
Add: Interest and financing costs, net	150
Forecasted 2015 Base Annual EBITDA (d)	$ 640 - 680